Exhibit 99.1


IMMEDIATE RELEASE:

 IGIA, Inc. Announces Completion of $3,500,000 Conversion of Trade Debt by Key
        Suppliers into 1,400,000 Shares of Restricted IGIA Common Stock

NEW YORK, NY: July 8, 2004: IGIA, Inc. (OTC BB: IGAI) announced today that key suppliers of IGIA's wholly owned subsidiary Tactica International, Inc. ("Tactica"), have agreed to convert $3.5 million in trade payables into equity positions in IGIA. As a direct result of these agreements, IGIA has reduced its outstanding debt owed to creditors and suppliers, improved its net tangible assets and increased its stockholder equity. Certain of IGIA's officers, directors and affiliates provided shares for the conversions. Since no additional shares were issued, these conversions are non-dilutive to current stockholders.

The trade debt reduction and conversion reflects the faith of our key suppliers in IGIA's business and IGIA management's effort to accelerate investments in its portfolio of brands as part of its business strategy to increase sales and earnings. Today's announcement closely follows Tactica management's re-acquisition on April 29, 2004 of a 55% interest of Tactica previously owned by Helen of Troy, Inc. (Nasdaq: HELE - News) and the June 18, 2004 merger with IGIA, Inc. (News).

Avi Sivan, CEO, and Prem Ramchandani, President, founders of Tactica, stated, "We are pleased to announce that our leading suppliers of media services and products are investing along with us in IGIA. We are now better positioned to accelerate our growth and increase consumer awareness of our already well-known international brands."

About IGIA
IGIA, Inc., with its wholly owned subsidiary Tactica International, Inc., ("Tactica"), is a leading designer, developer, and worldwide marketer of personal and home care items. Its globally recognized portfolio of brands includes IGIA(R) and Singer(R). Tactica, through its registered proprietary logo As Seen On TV(TM), is a leader in its innovative IGIA(R) personal care products. The IGIA name ranks amongst the most recognizable personal care brands as cited by an industry publication. In addition, Tactica holds an exclusive license to market an innovative line of floor care products under the Singer(R) name. Tactica markets and sells these products through TV infomercials, mass-market retailers having more than 40,000 stores as well as specialty retailers, catalogs and through www.igia.com and www.singervac.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements in this release with respect to IGIA, Inc.'s or Tactica International, Inc.'s business, financial condition and results of operations, as well as matters of timing and the prospective terms of the transaction described are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward- looking statements, including, but not limited to, certain delays beyond IGIA, Inc.'s control with respect to market acceptance of their products, whether financing

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will be available, the effect of the application of acquisition accounting policies as well as certain other risk factors which are and may be detailed from time to time in IGIA, Inc.'s (formerly Diva Entertainment Inc.) filings with the Securities and Exchange Commission.

For more information, contact:
         Rick McCaffrey, Investor Relations
         OTC Financial Network
         781-444-6100x625
         rick@otcfn.com